Exhibit 99.1

                   Global Payment Technologies, Inc.
                   Reports Notification from NASDAQ

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Nov. 30, 2005--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage and vending industries, today announced that it has received notification from NASDAQ that GPT no longer complies with NASDAQ's audit committee requirements, as set forth in Marketplace Rule 4350, due to the resignation of Mr. Stephen Nevitt from GPT's Audit Committee, resulting in only two independent members presently remaining on such Committee.
    The notification said that GPT will be provided a cure period, consistent with Marketplace Rule 4350(d)(4), until the earlier of GPT's next annual shareholders' meeting or November 8, 2006 in order to regain compliance, and that in the event that GPT does not regain compliance within this period, NASDAQ will delist GPT's securities. The notification requested that certain documents be submitted to NASDAQ for review. The notification also said that upon a delisting for failure to cure, GPT may appeal NASDAQ's determination to a Listing Qualifications Panel.
    Mr. Richard Gerzof, Chairman of GPT's Board of Directors, stated, "GPT expects to add a new independent director who would be appointed to the Audit Committee within the time period contemplated by the Marketplace Rule 4350(d)(4), and will supply all the documentation necessary to facilitate NASDAQ's review and maintain GPT's listing on NASDAQ."

    About Global Payment Technologies, Inc.

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.



    CONTACT: Global Payment Technologies, Inc.
             Stephen Nevitt, 631-231-1177